                                                                   EXHIBIT 99.10


                         AGREEMENT RELATING TO SHELDAHL


         This Agreement Relating to Sheldahl (the "Agreement") is made as of this 18th day of November, 1998 between Sheldahl, Inc., a Minnesota corporation ("Sheldahl") and Molex Incorporated, a Delaware corporation ("Molex").

         A. The parties have executed and delivered a Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") pursuant to which Molex will acquire shares of Series D Convertible Preferred Stock of Sheldahl.

         B. The parties have executed a Limited Liability Company Agreement to form Modular Interconnect Systems, L.L.C. (the "Joint Venture").

         C. In connection with Molex's purchase of the Preferred Shares and participation in the Joint Venture, the parties have agreed to certain matters relating to Sheldahl as set forth in this Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

                                     SECTION 1

                             Right of First Refusal

         1.1 "Acquisition" shall mean (i) a transaction including a merger, consolidation, tender offer or exchange offer involving Sheldahl (other than transactions solely between Sheldahl and its subsidiaries or between Sheldahl and Molex) following which any person (as such term is used in Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act") or group (as such term is defined in Section 13(d) of the 1934
Act) becomes or would become the "Beneficial Owner" (as such term is defined in Rule 13d-3 of the 1934 Act) of (x) a majority of the common stock, or (y) securities representing a majority of the combined voting power of all Voting Securities of Sheldahl, or following which persons who were Beneficial Owners of the common stock and Voting Securities of Sheldahl immediately before such transaction do not, after such transaction, beneficially own, directly or indirectly, a majority of the common stock and combined voting power of the Voting Securities of Sheldahl; or (ii) the disposition, by sale, exchange or otherwise, of substantially all of the assets of Sheldahl. "Voting Securities" shall mean securities of Sheldahl that are entitled to vote in the election of directors of Sheldahl.

         1.2 In the event the Board of Directors of Sheldahl receives a bona fide offer (which the Board of Directors of Sheldahl is willing to accept) from a third party for an Acquisition, Sheldahl will advise Molex in writing of the terms and conditions of such offer (the "Notice").

         1.3 Molex shall, within thirty (30) days following its receipt of the Notice, advise Sheldahl in writing whether it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Notice (but in any event on terms not less favorable to Sheldahl than those described in the Notice), and shall provide Sheldahl evidence of its ability to finance the Acquisition.

         1.4 If Molex advises Sheldahl that it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Notice (but in any event on terms not less favorable than those described in the Notice), Sheldahl and Molex shall, subject to the fiduciary duties of the Board of Directors of Sheldahl determined in consultation with Sheldahl's counsel, proceed in good faith to consummate the Acquisition within ninety (90) days of the date on which Molex advised Sheldahl that it was willing to consummate the Acquisition upon substantially the same terms and conditions described in the Notice.

         1.5 If Molex advises Sheldahl that it is not willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Notice, or fails to advise Sheldahl of its intentions with the 30-day period referred to in Section 1.3 above, or Molex fails to proceed in good faith to consummate the Acquisition within the 90-day period referred to in
Section 1.4 above, Sheldahl shall be free to consummate an Acquisition with any third party upon terms and conditions that are not more favorable to the third party than those described in the Notice.

         1.6 If Sheldahl wishes to solicit interests for an Acquisition, Sheldahl shall advise Molex in writing of the terms and conditions upon which it is willing to consummate the Acquisition ("Sheldahl Notice").

         1.7 Molex shall, within thirty (30) days following its receipt of the Sheldahl Notice, advise Sheldahl in writing whether it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Sheldahl Notice (but in any event on terms not less favorable to Sheldahl than those described in the Sheldahl Notice) and shall provide Sheldahl with evidence of its ability to finance the Acquisition.

         1.8 If Molex advises Sheldahl that it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Sheldahl Notice (but in any event on terms not less favorable to Sheldahl than those described in the Sheldahl Notice), Sheldahl and Molex shall, subject to the fiduciary duties of the Board of Directors of Sheldahl determined in consultation with Sheldahl's counsel, proceed in good faith to consummate the Acquisition within ninety (90) days of the date on which Molex advised Sheldahl that it was willing to consummate the Acquisition upon substantially the same terms and conditions described in the Sheldahl Notice.

         1.9 Notwithstanding the terms of Sections 1.2, 1.3, 1.4 and 1.5, if Molex advises Sheldahl that it is not willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Sheldahl Notice, or fails to advise Sheldahl of its intentions within the 30-day period referred to in Section 1.7 above, or Molex fails to proceed in good faith to consummate the Acquisition within the 90-day period referred to in Section
1.8 above, Sheldahl shall be free to solicit for and consummate the Acquisition with a third party upon terms and conditions that are not more favorable to the third party than those described in the Sheldahl Notice, subject to the terms of
Section 1.11.

         1.10 In the event any third party advises Sheldahl, after the date of a Notice or a Sheldahl Notice pursuant to which Molex has advised Sheldahl that it is willing to consummate an Acquisition with Sheldahl, that the third party is willing to enter into an Acquisition with


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Sheldahl on the terms and conditions more favorable to Sheldahl than those described in the Notice or the Sheldahl Notice (the "Second Offer"), Sheldahl shall advise Molex in writing of the terms and conditions of such Second Offer (the "Second Notice"). Molex shall, within five (5) business days following its receipt of the Second Notice, advise Sheldahl in writing whether it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Second Notice (but in any event on terms not less favorable to Sheldahl than those described in the Second Notice) and shall provide Sheldahl with evidence of its ability to finance the Acquisition. If Molex advises Sheldahl that it is willing to consummate the Acquisition with Sheldahl upon substantially the same terms and conditions described in the Second Notice (but in any event on terms not less favorable to Sheldahl than those desribed in the Second Notice), Sheldahl and Molex shall, subject to the fiduciary duties of the board of Directors of Sheldahl determined in consultation with Sheldahl's counsel, proceed in good faith to consummate the Acquisition within ninety (90) days of the date on which molex advised Sheldahl that it was willing to consummate the Acquisition upon substantially the same terms and conditions of the Second Notice. If Molex advises Sheldahl that it is not willing to consummate the Acquisition upon substantially the same terms and conditions of the Second Notice, or fails to advise Sheldahl of its intentions within the five business day period referred to in this section, or Molex fails to proceed in good faith to consummate the Acquisition within ninety (90) days, Sheldahl shall be free to consummate an Acquisition with any third party upon terms and conditions that are not more favorable to the third party than those described in the Second Notice.

         1.11 If Sheldahl shall receive offers from (i) any third party as provided in Section 1.9; or (ii) any third party subsequent to the date of the Second Offer that are more favorable to Sheldahl or its shareholders than the Second Offer, Sheldahl shall advise Molex in writing of the terms and conditions of such additional offers prior to accepting any such further offer and, with respect to clause (i) above, Molex shall receive such notice at least five business days prior to Sheldahl accpeting any such offer. However, in light of the fiduciary duties of the Board of Directors of Sheldahl in such a situation, Sheldahl shall be free to accept that offer which the Board of Directors of Sheldahl determines is most favorable to Sheldahl or its shareholders. Sheldahl's decision as to which party's terms are most favorable shall be final and binding.

         1.12 If the Acquisition contemplates payment of consideration (including any tax deferral benefits and other non-cash items) to Sheldahl or its shareholders other than cash, and Molex is not able to pay or deliver to Sheldahl or its shareholders the same form of non-cash consideration, Molex shall, in its notice to Sheldahl to express its intention to consummate an Acquisition, set forth in detail the form of consideration Molex is offering in the Acquisition (the "Substitute Consideration"). Such Substitute Consideration shall be substantially equivalent in value from a financial point of view to Sheldahl or its shareholders when compared to the original consideration offered to Sheldahl by a third party or solicited by Sheldahl from a third party, as the case may be. If Molex and Sheldahl disagree whether the Substitute Consideration offered by Molex is "substantially equivalent in value from a financial point of view," the final determination shall be made by a reputable investment bank mutually acceptable to Sheldahl and Molex which has not performed services for either Sheldahl or Molex in the past twelve (12) months, which determination shall be binding upon Molex and Sheldahl; provided, however, that the Board of Directors of Sheldahl, after consultation with its counsel, shall be satisfied in good faith that it has fulfilled its fiduciary duties by accepting the determination of the investment


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bank. In the event it is determined that Molex's Substitute Consideration is not
"substantially equivalent in value from a financial point of view," Sheldahl shall provide written notice to Molex reasonably describing such deficiency (the "Deficiency Notice"), in which event Molex may provide a modified offer providing Substitute Consideration which is "substantially equivalent in value from a financial point of view" in writing within five (5) business days of Sheldahl's Deficiency Notice. In the event Molex does not provide the modified offer as provided above within the time period provided above, Sheldahl shall be entitled to accept the third party offer free of any rights of Molex under this Agreement.

                                    SECTION 2

                                Preemptive Rights

         2.1 Except for (i) grants of options to acquire Sheldahl Common Stock under Sheldahl's employee and consultant benefit plans adopted by Sheldahl and except for Sheldahl Common Stock issued upon exercise of such options granted pursuant to such plans; (ii) shares of Sheldahl Common Stock issued upon conversion of the 15,000 shares of Series B Convertible Preferred Stock of Sheldahl and upon payment of dividends with respect to such shares; (iii) shares of preferred stock, Common Stock or rights of Sheldahl issued pursuant to Sheldahl's Rights Agreement dated June 16, 1996 with Norwest Bank Minnesota, N.A., as amended, (the "Rights Agreement"); (iv) shares of Series D Convertible Preferred Stock of Sheldahl and shares of Sheldahl Common Stock issued upon conversion thereof and upon payment of dividends with respect to such preferred stock; and (v) shares issued upon exercise of warrants outstanding on the date of this Agreement (including all warrants issued or to be issued with respect to the Series D Convertible Preferred Stock), Sheldahl will give Molex written notice of its intention to issue additional Sheldahl Common Stock or securities or debt convertible into, or exercisable or exchangeable for, shares of Sheldahl Common Stock, including options and warrants (the "Convertible Securities"), in a private or public equity or debt offering. If such notice is given by Sheldahl, Molex shall have the right to purchase a portion of such Sheldahl Common Stock or Convertible Securities in such number which, when combined with the Sheldahl Common Stock owned beneficially by Molex, will equal the percentage of the issued and outstanding Sheldahl Common Stock after such purchase which Molex beneficially owned immediately prior to the issuance of such additional Sheldahl Common Stock or Convertible Securities (and including solely for the purpose of determining the number of shares Molex beneficially owned immediately prior to such issuance the number of shares issued by Sheldahl during the term of this Agreement in transactions described in Section 2.4 below which Molex would have been entitled to purchase as a result of such transaction (and which were not purchased under the second or fifth sentence of Section 2.4) if the rights in this Section 2.1 would have applied to such issuance); in no event, however, shall (i) Molex's ownership following any purchase under this Section
2.1 exceed 15% of the issued and outstanding Sheldahl Common Stock (as determined pursuant to Section 4.1); or (ii) Molex's Beneficial Ownership (as defined in the Rights Agreement) following such purchase result in Molex being an "Acquiring Person") (as defined in the Rights Agreement).

         2.2 Exercise of Preemptive Rights. In order to exercise its purchase rights hereunder, Molex must within ten business days after receipt of written notice from Sheldahl describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment


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and other terms and conditions thereof and Molex's percentage allotment, deliver a written notice to Sheldahl describing its election hereunder.

         2.3 Expiration of Offering Period. Upon the expiration of the ten-day period described above, Sheldahl shall be entitled to sell such Sheldahl Common Stock or Convertible Securities which Molex has not elected to purchase for a period of 90 days following such expiration on substantially the same terms and conditions as those offered to Molex.

         2.4 No Rights in Certain Transactions. Notwithstanding the foregoing, Molex shall not be entitled to the preemptive rights set forth in Section 2.1 above in connection with an issuance by Sheldahl of its Common Stock or Convertible Securities in an acquisition of assets or the business of a third party where Sheldahl is the continuing or surviving entity, but where such transaction is not an Acquisition. For ap eriod of two years from the date hereof, in the event Sheldahl issues shares of Common Stock or Convertible Securities in a transaction described in this Section 2.4, it shall offer Molex the right to purchase a number of shares of Sheldahl Common Stock necessary to allow Molex to beneficially own, after giving effect to such transaction described in this Section 2.4, the lesser of (i) the percentage of issued and outstanding Sheldahl Common Stock which Molex beneficially owned on the date immediately prior to such transaction; or (ii) 15% of the issued and outstanding Sheldahl Common Stock (as determined pursuant to Section 4.1). The purchase price for such shares shall be at a price equivalent to the value of the Sheldahl Common Stock received by the third party or shareholders of the third party to such transaction. Molex shall exercise this right within ten business days after receipt of written notice from Sheldahl and, notwithstanding clause
(ii) in the first sentence of Section 4.1, this Agreement shall not terminate in the event Molex has exercised such right prior to the termination of such ten business day period. Notwithstanding clause (ii) in the first sentence of
Section 4.1, after the two-year period described above, this Agreement shall not terminate in the event an issuance of Common Stock or Convertible Securities resulting from an event described in this Section 2.4 causes Molex to beneficially own less than 5% of the issued and outstanding Sheldahl Common Stock (a "Termination Event") if either (i) Sheldahl provides Molex with the right to purchase shares of Sheldahl's Common Stock or Convertible Securities in an amount necessary to allow Molex to beneficially own 5% of the issued and outstanding Sheldahl Common Stock after such issuance and Molex exercises such purchase rights within ten business days after receipt of written notice from Sheldahl describing the stock or securities to be offered and the purchase price thereof; or (ii) Molex purchases shares in the market to increase its beneficial ownership of Sheldahl Common Stock to 5% or more within 90 days of the Termination Event.

                                    SECTION 3
                              Board Representation

         3.1 Board Representation. At least fifteen (15) day sprior to the meeting of the Board of Directors of Sheldahl establishing the slate of directors for the next scheduled Annual Meeting of Shareholders of Sheldahl, Sheldahl shall provide Molex with a notice of such meeting. Prior to the date of such directors' meeting, Molex shall give the nominating committee of Sheldahl's Board of Directors, in writing, the names of two director candidtaes selected from Molex's executive management team. Sheldahl will nominate and solicit proxies for the election of one such candidate submitted by Molex as a member of the Board of Directors of Sheldahl at that


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Annual Meeting of Shareholders and at each succeeding Annual Meeting of
Shareholders of Sheldahl; provided, however, that after termination of this Agreement pursuant to Section 4, Sheldahl shall no longer be obligated to nominate and solicit proxies for the election of such designee of Molex as a director of Sheldahl and such nominee shall, if requested by the Board of Directors of Sheldahl, resign from the Sheldahl Board of Directors. At the first meeting of the Board of Directors after the date of this Agreement, Molex's designee (as described above) shall be appointed by the Board of Directors as a Board member.

                                    SECTION 4
                                  Miscellaneous

         4.1 Term and Termination. This Agreement shall terminate and Molex shall have no further rights under this Agreement on the earliest to occur of the following: (i) when Molex first ceases to beneficially own at least 75% of the number of shares of Sheldahl Common Stock owned beneficially by Molex as of the date of this Agreement, as indicated on Exhibit A; (ii) subject to Section 2.4, when Molex first ceases to beneficially own at least 5% of the issued and outstanding Sheldahl Common Stock; or (iii) completion of an Acquisition. For purposes of this Agreement, when determining the issued and outstanding Sheldahl Common Stock or the Sheldahl Common Stock owned beneficially by Molex, (i) all issued and outstandaing shares of Series B Convertible Preferred Stock and Series D Convertible Preferred Stock shall be deemed converted to Common Stock;
(ii) all warrants to purchase Common Stock outstanding on the date of this Agreement (and not subsequently exercised) shall be deemed issued and outstanding until they terminate; and (iii) all subsequently issued and outstanding Convertible Securities (other than options granted to employees or directors and Convertible Securities that are out of the money) shall be deemed converted to Common Stock. With respect to (i) and (iii) immediately above, the number of shares of Sheldahl Common Stock to be issued upon conversion shall be determined as of the date a determination is to be made pursuant to this Agreement. A determination of the issued and outstanding Sheldahl Common Stock as of July 30, 1998 is set forth on Exhibit A.

         4.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Minnesota as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

         4.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by a party without the prior written consent of the other party.

         4.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against which enforcement of any such amendment, waiver, discharge or termination is sought.


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         4.5 Notices and Dates. Any notice or other communication given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, postage prepaid, by facsimile, by hand delivery or overnight mail to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

         if to Sheldahl:            Sheldahl, Inc.
                                            1150 Sheldahl Road
                                            Northfield, MN 55057
                                            Attention:  James E. Donaghy
                                            Fax:  507-663-8326

         with a copy to:            Lindquist & Vennum P.L.L.P.
                                            4200 IDS Center
                                            80 South 8th Street
                                            Minneapolis, MN  55042
                                            Attention:  Charles P. Moorse
                                            Fax:  612-371-3207

         if to Molex:               Molex Incorporated
                                            2222 Wellington Court
                                            Lisle, IL  60532
                                            Attention:  Frederick A. Krehbiel
                                            Fax:  630-512-8632

         with a copy to:            Sonnenschein Nath & Rosenthal
                                            8000 Sears Tower
                                            Chicago, IL  60606
                                            Attention:  Michael M. Froy
                                            Fax:  312-876-7934

         All such notices and communications shall be effective when received by the addressee. In the event that any date provided for in this Agreement falls on a Saturday, Sunday or legal holiday, such date shall be deemed extended to the next business day.

         4.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         4.7 Costs and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

         4.8 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.


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         4.9 Remedies. Sheldahl and Molex acknowledge that a breach of this
Agreement by one party could cause the other party damage which may not be adequatenly compensated by damages at law. Therefore, Sheldahl and Molex agree that, in addition to other relief afforded by law, seeking an injunction for specific performance shall be a proper mode of relief for violations of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date aforesaid.

                                     SHELDAHL, INC.


                                               By:
                                                  -------------------------
                                               Its
                                                  -------------------------


                                     MOLEX INCORPORATED


                                               By:
                                                  -------------------------
                                               Its
                                                  -------------------------

                                                                      EXHIBIT A


                     BENEFICIAL OWNERSHIP OF SHELDAHL, INC.
                              BY MOLEX INCORPORATED

                               As of July 30, 1998


                                                                                             Common Shares
                                                                                             -------------
Common Shares Issued and Outstanding                                                             9,660,615

Series B Preferred (including dividends coverted at $6.01 through 7/30/98)                       1,330,795

Outstanding Warrants                                                                               167,812

Series D Warrants                                                                                  329,170

Series D Preferred (converted at $6.15)                                                          5,352,358
                                                                                                ----------

Total Sheldahl Common Stock (per Section 3.1)                                                   16,840,750
                                                                                               ===========

Molex Incorporated                                                                                 340,000

Series D Warrants                                                                                  120,000

Series D Preferred $12.0M                                                                        1,951,219
                                                                                                ----------

Molex Incorporated Ownership                                                                     2,411,219
                                                                                                ==========

Molex Incorporated Percentage Ownership                                                             14.32%


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